As filed with the Securities and Exchange Commission on June 15, 2009
Registration No. 333-155782
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 3055 Middle Fuxing Road
Baoding 071051
People’s Republic of China
(86 312) 8929-500
(Address and telephone number of Registrant’s principal executive office)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, and telephone number for agent of service)

Copies to:
Leiming Chen
Simpson Thacher & Bartlett LLP
ICBC Tower, 35th Floor
3 Garden Road, Central,
Hong Kong SAR, China
(852) 2514-7600

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined by market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered(3)	Unit(3)	Price(3)	Fee(3)
Ordinary shares, par value US$0.01 per share(1)(2)	—	—	—	—
Preferred shares	—	—	—	—
Depositary shares	—	—	—	—
Debt securities	—	—	—	—
Warrants	—	—	—	—

(1)	Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purposes of sales outside of the United States.
(2)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 filed with the Securities and Exchange Commission. Each ADS represents one ordinary share.
(3)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

Yingli Green Energy Holding Company Limited

ORDINARY SHARES
PREFERRED SHARES
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS

We may offer and sell in any combination from time to time in one or more offerings ordinary shares, preferred shares, depositary shares, debt securities or warrants. The debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares, preferred shares, depository shares or our other securities. This prospectus also relates to the sale, from time to time by the selling securityholders, of our securities held by them. This prospectus provides you with a general description of the securities we or the selling securityholders may offer.

Each time we or the selling securityholders sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

We or the selling securityholders may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

We or the selling securityholders may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Underwriting.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

June 15, 2009

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“US$” and “U.S. dollars” are to the legal currency of the United States;

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents one ordinary share, par value US$0.01 per share, of our company;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“shares” and “ordinary shares” are to our ordinary shares, par value US$0.01 per share; and

•	“we,” “us,” “our” and “our company” refer to Yingli Green Energy Holding Company Limited, a company incorporated in the Cayman Islands, and all direct and indirect consolidated subsidiaries of Yingli Green Energy Holding Company Limited, unless the context otherwise requires or as otherwise indicates.

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of our ordinary shares, preferred shares, depositary shares, debt securities and warrants from time to time and in one or more offerings. This prospectus also relates to the sale, from time to time by the selling securityholders, of our securities held by them. This prospectus only provides you with a summary description of our ordinary shares. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered (if other than ordinary shares and ADSs) and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s public reference room.

Our web site address is http://www.yinglisolar.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on June 15, 2009; and

•	All our future annual reports on Form 20-F and any report on Form 6-K that we indicate is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until all of the securities offered by this prospectus are sold.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

No. 3055 Middle Fuxing Road
Baoding 071051
People’s Republic of China
telephone number (86 312) 8929-500
Attention: Chief Financial Officer

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “may”, “will”, “expect”, “anticipate”, “aim”, “estimate”, “intend”, “plan”, “believe”, “potential”, “continue”, “is/are likely to” or other similar expressions, which refer to future events and trends, identify forward-looking statements. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus, any accompanying prospectus supplement and any other document that we incorporate by reference herein and therein completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

We are one of the leading vertically integrated photovoltaic, or PV, product manufacturers in the world. We design, manufacture and sell PV modules, and design, assemble, sell and install PV systems that are connected to an electricity transmission grid or those that operate on a stand-alone basis.

We believe we are one of the few large-scale PV companies in the world to have adopted a vertically integrated business model. Except for the production of polysilicon materials that are used to manufacture polysilicon ingots and wafers, which we plan to begin trial production by the end of 2009 or early 2010, our products and services substantially cover the entire PV industry value chain, ranging from the manufacture of multicrystalline polysilicon ingots and wafers, PV cells and PV modules to the manufacture of PV systems and the installation of PV systems. Our end-products include PV modules and PV systems in different sizes and power outputs. We sell PV modules under our own brand names, Yingli and Yingli Solar, to PV system integrators and distributors located in various markets around the world.

Historically, we have sold and installed PV systems in the western regions of China where substantial government-subsidized, rural electrification projects are underway. We also sell PV systems to mobile communications service providers in China for use across China and plan to export our PV systems into major international markets such as Germany, Spain, Italy and the United States. In order to promote the export of our PV systems, we have participated in the design and installation of large PV system projects undertaken by our customers overseas. Historically, sales of PV systems by us have not been significant. However, we expect our sales of PV systems to increase although we expect such sales to remain relatively insignificant as a percentage of our net revenues in the near term.

RISK FACTORS

Please see the factors set forth under the heading “Item 3.D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from sales of securities by the selling securityholders which may be registered under the registration statement of which this prospectus is a part.

SELLING SECURITYHOLDERS

The selling securityholders may from time to time offer our securities for resale. We are registering these securities in order to permit the selling securityholders to publicly offer these securities for resale from time to time. The selling securityholders may sell all, some or none of the securities covered by this prospectus. Information about the selling securityholders, where applicable and required, will be set forth in a prospectus supplement relating to that offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, earnings consist of the total of the following: (i) pre-tax income from continuing operations, (ii) fixed charges, and (iii) amortization of capitalized interest, minus interest capitalized. Fixed charges are defined as the sum of the following: (i) interest expensed and capitalized, and (ii) amortization of debt issuance costs and discounts.

	Predecessor				Yingli Green Energy
				For the	For the	For the
				Period from	Period from	Period from
				January 1,	August 7,	August 7,
				2006	2006	2006
	For the Year Ended			through	through	through	For the Year Ended
	December 31,			September 4,	December 31,	September 30,	December 31,
	2003	2004	2005	2006	2006	2006	2007	2008

Ratio of earnings to fixed charges	1.2	2.2	7.9	9.8	4.7	9.7	7.7	5.6

DESCRIPTION OF SECURITIES

We may issue, offer and sell, and the selling securityholders may offer and sell, from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	depositary shares;

•	debt securities; and

•	warrants to purchase debt securities, ordinary shares, preferred shares or ADSs.

We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities, depositary shares and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price, the net proceeds to us and information regarding the respective selling securityholders, as applicable, will be contained in the prospectus supplement and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law, Cap. 22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital consists of 1,000,000,000 shares, with a par value of US$0.01 each. As of the date of this prospectus, there are 129,989,700 ordinary shares (excluding 1,566,636 restricted shares issued but unvested under our 2006 stock incentive plan) issued and outstanding. As of the date of this prospectus, 74,574,434, or 57.37% of our outstanding ordinary shares (excluding all unvested restricted shares) in the form of ADSs are held by three record holders in the United States.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Meetings

An annual general meeting and any extraordinary general meeting is required to be called by not less than ten days’ notice in writing. Notice of every general meeting will be given to all our shareholders other than such as, under the provisions of our articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all our shareholders entitled to attend and vote at the meeting; (ii) in the case of any other meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving that right.

No business other than the appointment of a chairperson shall be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairperson of the meeting. If present, the chairperson of our board of directors will be the chairperson presiding at any shareholders’ meeting.

Two of our shareholders present in person or by proxy or corporate representative representing not less than one-third in nominal value of our total issued voting shares will be a quorum.

A corporation being a shareholder will be deemed for the purpose of our articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative will be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.

Voting Rights Attaching to the Shares

At any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) will have one vote for each share which such shareholder is the holder. Our board of directors may issue shares with or have attached thereto such rights or restrictions whether in regard to dividend, voting, redemption privileges or otherwise.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a meeting of our shareholders. Holders of our shares may by ordinary resolution, among other things, elect or remove directors, and make alterations of capital. See “— Alteration of Capital”. A special resolution is required for matters such as a change of name.

No shareholder is entitled to vote or be reckoned in a quorum, in respect of any share unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization must specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)).

Protection of Minorities

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (a) an act which is beyond the power of a company or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess will be distributed at equal ranking among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets will be distributed so that, as nearly as may be, the losses will be borne by the shareholders in proportion to the capital paid up at the commencement of liquidation.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to alteration of share capital as described below, alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of our shareholders.

Subject to the Companies Law of the Cayman Islands and our amended and restated articles of association, any shares of a class may be issued with or attached with special rights or restrictions, including the right to be redeemed at the option of us or the holder of such shares as the board may determine; provided that once the shares of such class are issued, any variation of rights or restrictions applicable to the shares of such class will require a special resolution of not less that two-thirds of the votes cast by holders of the shares of such class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that (i) the quorum shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class; (ii) every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder; and (iii) any holder of shares of the class present in person or by proxy or authorized representative may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

Our existing authorized ordinary shares confer on the holders of our ordinary shares equal rights, privileges and restrictions. The shareholders have, by virtue of adoption of our third amended and restated articles of association, authorized the issuance of ordinary shares of par value of US$0.01 each without specifying any special rights, privileges and restrictions. Therefore, our board of directors may, without further action by our shareholders, issue shares of such class and attach to such shares special rights, privileges or restrictions, which may be different from those associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected. The ordinary shares underlying the ADSs in our issued and outstanding share capital have not been issued on the express terms that they are redeemable. However, our board of directors may pass resolutions to allow us to redeem the ordinary shares from the holders, and two-thirds of the votes cast by the holders of the ordinary shares may approve such variation of share rights. The minority shareholders will not be able to prevent their share rights being varied in such a way and their ordinary shares could become redeemable by us as a result.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to these shares any preferential or special rights, privileges or restrictions, provided that after the shareholders authorize a class of shares without any special rights, privileges or restrictions, our board of directors may, without further resolution of the shareholders, issue shares of such class and attach such rights, privileges or restrictions, and following such issuance of the shares of such class, a two-thirds vote of such class of shares will be required to further vary the special rights, privileges or restrictions attached to such class of shares;

•	sub-divide our shares into shares of smaller amount than is fixed by our memorandum and articles of association, subject to the Companies Law and may determine that, among the shares so sub-divided, some of such shares may have preferred or other rights or restrictions that are different from those applicable to the other such shares resulting from the sub-division; and

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital, or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to such of the restrictions of our amended and restated articles of association, any of our shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in or such other form prescribed by the NYSE or in any other form which the directors may approve. Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

(a) the instrument of transfer is lodged with us accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b) the instrument of transfer is in respect of only one class of share;

(c) the instrument of transfer is properly stamped (in circumstances where stamping is required);

(d) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

(e) a fee, if any, of such maximum sum as the NYSE may determine to be payable or such lesser sum as the directors may from time to time require is paid to us in respect thereof.

If the directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by other means in accordance with the requirements of the NYSE, be suspended and the register closed at such times and for such periods as the directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NYSE or by any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders but no dividends shall exceed the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share; and

(ii) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any interim dividend which is payable on any shares semi-annually or on any other dates, whenever our profits, in the opinion of the directors, justify such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by him to us on account of calls, installments or otherwise.

No dividend or other monies payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that; (i) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment; or (ii) that the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, shall revert to us.

Whenever our directors or the shareholders in general meeting have resolved that a dividend be paid or declared, the directors may further resolve that such dividend be satisfied by direct payment or satisfaction wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular our directors may issue fractional certificates or authorize any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution purposes of any such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to the directors and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any share of a shareholder who is untraceable, provided that:

(i) all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;

(ii) we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(iii) we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and NYSE has been notified of such intention.

The net proceeds of any such sale shall belong to us and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Board of Directors

General

We are managed by a board of directors which must consist of not less than two members. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by way of an ordinary resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors. The directors may at any time appoint any person as a director to fill a vacancy or as an addition to the existing board, but any director so appointed by the board of directors shall hold office only until the next following annual general meeting of our Company and shall then be eligible for re-election. Other than the chairperson of our board or any managing director who are not required to retire, one-third of the rest of our directors who were appointed by shareholders at a general meeting are subject to retirement from office by rotation at each general meeting. All our directors who were appointed by our board must retire at the next annual general meeting. Retiring directors are eligible for re-election.

Meetings of the board of directors may be convened at any time deemed necessary by any members of the board of directors.

A meeting of the board of directors will be competent to make lawful and binding decisions if any two members of the board of directors are present or represented. At any meeting of the directors, each director, be it by his presence or by his alternate, is entitled to one vote.

Questions arising at a meeting of the board of directors are required to be decided by simple majority votes of the members of the board of directors present or represented at the meeting. In the case of a tie vote, the chairperson of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Borrowing Powers

Our directors may exercise all the powers to raise or borrow money, to mortgage or charge all or any part of our undertaking, property and assets (present and future) and uncalled capital and, subject to the Companies Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on our shares. We are subject to reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers. We currently intend to comply with the NYSE rules, in lieu of following home country practice. The NYSE rules require that every company listed on the NYSE hold an annual general meeting of shareholders. In addition, our third amended and restated articles of association allows directors or shareholders holding not less than 50% of the voting power at shareholder meetings to call special shareholder meetings pursuant to the procedures set forth in the articles. We believe that the differences with respect to being a Cayman Islands exempted company as opposed to a Delaware corporation do not pose additional material risks to investors, other than the risks described under “Risk Factors — Risks Related to Our ADSs” in our most recently filed annual report on Form 20-F.

Differences in Corporate Law

The Companies Law is modeled after similar law in England but does not necessarily always follow recent changes in English law. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

(i)  Schemes of Arrangement

The Companies Law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the Company is not proposing to act illegally or beyond its power and the statutory provisions as to the due majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on minority”.

When a take-over offer is made and accepted by holders of 90.0% of the shares (within four months), the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or a breach of the Companies Law.

If the arrangement and reconstruction or takeover offer is thus approved or accepted, the dissenting shareholder are unlikely to have any rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

(ii)	Mergers and Consolidations

Previously, the Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, pursuant to the Companies (Amendment) Law, 2009 that came into force on 11 May 2009, in addition to the existing schemes of arrangement provisions described above, a new, simpler and more cost-effective mechanism for mergers and consolidations between Cayman Islands companies and between Cayman companies and foreign companies is introduced.

The procedure to effect a merger or consolidation is as follows:

•	the directors of each constituent company must approve a written plan of merger or consolidation, or the plan;

•	the plan must be authorized by each constituent company by (a) a shareholder resolution by majority in number representing 75% in value of the shareholders voting together as one class; and (b) if the shares to be issued to each shareholder in the consolidated or surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class. A proposed merger between a Cayman parent company and its Cayman subsidiary or subsidiaries will not require authorization by shareholder resolution;

•	the consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation is required unless the court (upon the application of the constituent company that has issued the security) waives the requirement for consent;

•	the plan must be signed by a director on behalf of each constituent company and filed with the Registrar of Companies together with the required supporting documents;

•	a certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation. All rights and property of each of the constituent companies will then vest in the surviving or consolidated company which will also be liable for all debts, contracts, obligations and liabilities of each constituent company. Similarly, any existing claims, proceedings or rulings of each constituent company will automatically be continued against the surviving or consolidated company; and

•	provision is made for a dissenting shareholder of a Cayman constituent company to be entitled to payment of the fair value of his shares upon dissenting to the merger or consolidation. Where the parties cannot agree on the price to be paid to the dissenting shareholder, either party may file a petition to the court to determine fair value of the shares. These rights are not available where an open market exists on a recognized stock exchange for the shares of the class held by the dissenting shareholder.

Shareholders’ Suits

Derivative actions have been brought under Cayman Islands law but were unsuccessful for technical reasons. In principle, we will normally be the proper plaintiff and a derivative action may not normally be brought by a minority shareholder. However, based on English authorities, which would likely be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or beyond its power;

•	the act complained of, although not beyond the power of the company, could be effected only if authorized by more than a simple majority vote that has not been obtained;

•	those who control the company are perpetrating a “fraud on the minority”; and

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers, directors and auditors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers or auditors. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in the Amended and Restated Memorandum and Articles of Association

Cayman Islands law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings, act by written consent and submit shareholder proposals. Our amended memorandum and articles of incorporation provide for, among others, a staggered board, blank check preferred stock and provisions that restrict the rights of shareholders to call shareholders’ meetings and eliminate their right to act by written consent.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than 50% of our paid-up voting share capital to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our amended and restated articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under the Cayman Islands law which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of a Company, our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed, by way of ordinary resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

A Cayman company may enter into some business transactions with significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from the board of directors but without prior approval from the shareholders.

Sale of Assets

Contrary to the general practice in most corporations incorporated in the United States, Cayman Islands law does not require that shareholders approve sales of all or substantially all of a company’s assets.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated articles of association provides that, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Rights Plan

On October 17, 2007, our board of directors authorized the distribution of one ordinary share purchase right, which we refer to as the purchase right, for each ordinary share as of the close of business on October 26, 2007. The distribution was made on October 26, 2007, to the shareholders of record as of the close of business on October 26, 2007, or the rights record date. The purchase rights will become exercisable only if a person or group obtains ownership of 15% or more of the Company’s ordinary shares (including by acquisition of our ADSs) or enters into an acquisition transaction without the approval of our board of directors, at which time the holders of the purchase rights (other than the acquiring person or group) will be entitled to purchase from us our ordinary shares at half of the market price at the time of purchase. In the event of a subsequent acquisition of the Company, the holders (other than the acquiring person or group) may be entitled to buy ordinary shares of the acquiring entity half price. The exercise price which we refer to as the rights purchase price, is US$95.00 per purchase right, subject to adjustment. The description and terms of the purchase rights are set forth in a rights agreement dated as of October 17, 2007, as amended as of June 2, 2008, which we refer to as the rights plan, between the Company and RBC Dexia Corporate Services Hong Kong Limited, as rights agent.

Under the rights plan, Tianwei Baobian will be permitted to purchase our ordinary shares (i) pursuant to its subscription rights under the joint venture contract, as amended, and (ii) from Yingli Power, in each case without triggering the exercisability of the purchase rights.

Until the close of business on the earlier of (i) the tenth day after the first date of a public announcement that a person (other than an exempted entity as defined in the rights plan, or an exempted entity) or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired beneficial ownership of 15% or more of our ordinary shares then outstanding or (ii) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person (other than an exempted entity) or group of 15% or more of our ordinary shares then outstanding (the earlier of such dates being referred to as the distribution date), the purchase rights will be evidenced by the ordinary shares represented by certificates for ordinary shares outstanding as of the rights record date, together with a copy of the summary of rights disseminated in connection with the original distribution of the purchase rights.

As defined in the rights plan, “exempted entity” means (i) the Company, (ii) any subsidiary of ours, (iii) any entity or trustee holding our ordinary shares for or pursuant to the terms of any employee benefit plan of ours or of any subsidiary of the Company or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any subsidiary of ours, (iv) any Yingli Power entity for so long as it beneficially owns no more than 46.42%, and no less than 15%, of our outstanding ordinary shares; and (v) any Tianwei Baobian entity with respect to our ordinary shares Tianwei Baobian may obtain pursuant to its subscription right or from a Yingli Power entity for so long as the Tianwei Baobian entity beneficially owns no more than 26.78%, and no less than 15% (in each case excluding any ordinary shares as to which it acquires beneficial ownership from a Yingli Power entity), of our outstanding ordinary shares.

The rights plan provides that, until the distribution date (or earlier redemption or expiration of the purchase rights), the purchase rights will be transferable only in connection with the transfer of ordinary shares. The purchase rights are not exercisable until the distribution date. The purchase rights will expire on October 17, 2017 unless extended or unless the purchase rights are earlier redeemed or exchanged by us as described below.

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a purchase right, other than purchase rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a purchase right and payment of the rights purchase price, the number of our ordinary shares having a market value of two times the rights purchase price.

In the event that, after a person or group has become an acquiring person, we are acquired in a amalgamation, merger, scheme of arrangement or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a purchase right (other than purchase rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the purchase right, the number of ordinary shares of the person with whom we have engaged in the foregoing transaction (or its parent) having a market value of two times the then-current rights purchase price at the time of such transaction.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding ordinary shares or the occurrence of an event described in the prior paragraph, our board of directors may exchange the purchase rights (other than purchase rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one ordinary share per purchase right (subject to adjustment).

The rights purchase price payable and the number of ordinary shares or other securities or property issuable upon exercise of the purchase rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in rights purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such rights purchase price. No fractional ordinary shares will be issued; in lieu thereof, an adjustment in cash will be made based on the market price of our ordinary shares on the last trading day prior to the date of exercise.

At any time prior to the time an acquiring person becomes such, our board of directors may redeem the purchase rights in whole, but not in part, at a price of US$0.01 per purchase right, which we refer to as the rights redemption price. The redemption of the purchase rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the purchase rights, the right to exercise the purchase rights will terminate and the only right of the holders of purchase rights will be to receive the right redemption price.

For so long as the purchase rights are then redeemable, we may, except with respect to the rights redemption price, amend the rights plan in any manner. After the purchase rights are no longer redeemable, we may, except with respect to the rights redemption price, amend the rights plan in any manner that does not adversely affect the interests of holders of the purchase rights.

Until a purchase right is exercised or exchanged, the holder of such purchase right will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

History of Securities Issuances

The following is a summary of our securities issuances during the past three years.

Ordinary Shares

On August 7, 2006, we issued a total of 50,000,000 ordinary shares to Yingli Power Holding Company Ltd., or Yingli Power, in connection with our incorporation for an aggregate subscription amount of US$500,000. On September 25, 2006, we issued an additional 9,800,000 ordinary shares to Yingli Power as our sole shareholder for an aggregate subscription amount of US$100,000.

Series A Preferred Shares and a Warrant

On September 28, 2006, we issued to Inspiration Partners Limited 8,081,081 Series A preferred shares for an aggregate purchase price of approximately US$17.0 million, or at US$2.10 per share. On the same date, we also issued to TB Management Ltd., an affiliate of Inspiration Partners Limited, a warrant to purchase 678,811 of our ordinary shares for no consideration, which was subsequently transferred to its affiliate, Fairdeal Development Ltd., and which was exercised on May 23, 2007 to purchase 678,811 of our ordinary shares at an exercise price of US$2.10 per share. All outstanding Series A preferred shares were automatically converted into our ordinary shares upon the completion of our initial public offering in June 2007 at a conversion ratio of one-to-one. The proceeds from the issuance of the Series A preferred shares and the warrant were used to finance the transfer of the 51% equity interest in Baoding Tianwei Yingli New Energy Resources Co., Ltd., or Tianwei Yingli, that was held by Yingli Group Co., Ltd., or Yingli Group, to us.

Series B Preferred Shares and Warrants

During the period from December 20, 2006 through January 13, 2007, we issued to Baytree Investments (Mauritius) Pte Ltd, an affiliate of Temasek Holdings (Private) Limited, and 13 other investors, including J.P. Morgan Securities Ltd., a total of 24,405,377 Series B preferred shares for an aggregate purchase price of US$118 million, or at US$4.835 per share. During the same period, we granted to such investors, other than the three investors who had made advance payments, warrants to purchase an aggregate of 2,112,057 of our ordinary shares at an exercise price of US$0.01 per share. In addition, on or about March 27, 2007, we further issued to the Series B preferred shareholders (other than the three investors who had made advance payments) additional warrants with terms similar to the previously issued Series B warrants to purchase an aggregate of 688,090 of our ordinary shares in exchange for the early termination of an escrow arrangement with certain restriction, which made the release of a portion of the proceeds in an amount of US$19.6 million, that were received from the issuance and sale of the Series B preferred shares contingent upon our obtaining the relevant PRC regulatory approvals and completion of related procedural formalities in connection with the conversion of the shareholder loan into equity interest in Tianwei Yingli. Under an agreement dated May 21, 2007 among us, Yingli Power, Mr. Liansheng Miao and Baytree Investments, the lead Series B preferred shareholder, all of the warrants issued to the Series B preferred shareholders were rendered not exercisable in light of the substantial progress in the relevant PRC regulatory approval process related to the shareholder loan. This amount of US$19.6 million was injected into Tianwei Yingli upon removal of such restriction in the form of entrusted loan from us to satisfy Tianwei Yingli’s working capital requirement. Of US$118 million in aggregate proceeds, US$17 million, which was received as advance payments for the purchase of Series B preferred shares from us, was used to increase our equity interest in Tianwei Yingli to 53.98% from 51%, US$22.6 million (together with US$17 million from portions of the proceeds from the issuance and sale of the mandatory redeemable bonds and the mandatory convertible bonds) was injected into Tianwei Yingli in the form of a direct equity contribution upon completion of relevant PRC registration procedures, and the remaining US$78.4 million was injected into Tianwei Yingli in the form of a shareholder loan from us to Tianwei Yingli which was converted into equity interest in Tianwei Yingli. Upon the completion of relevant PRC registration procedures for the direct equity contribution and obtaining the approval from the SAFE, Baoding Branch for the conversion of the shareholder loan into an equity interest in Tianwei Yingli, which resulted in the additional equity contribution of an aggregate amount of US$118 million to Tianwei Yingli’s registered capital, our equity interest in Tianwei Yingli increased to 70.11% from 62.13%. All outstanding Series B preferred shares were automatically converted into our ordinary shares upon the completion of our initial public offering in June 2007 at a conversion ratio of one-to-one.

Mandatory Redeemable Bonds and Mandatory Convertible Bonds

On November 13, 2006, we issued interest-bearing mandatory redeemable bonds and mandatory convertible bonds to Yingli Power in the aggregate principal amount of US$85 million and at an issue price equal to 98.75% of such aggregate principal amount. The mandatory redeemable bonds in the principal amount of US$38 million were required to be redeemed at their principal amount upon the completion of our initial public offering. The mandatory convertible bonds with the principal amount of US$47 million were automatically convertible into our equity interests at an aggregate value equal to the value of a 3.73% equity interest in Tianwei Yingli upon the completion of our initial offering. The net proceeds from these bonds must be used (i) up to US$62 million, to increase our equity interest in Tianwei Yingli from 53.98% to 62.13% (which event occurred on December 18, 2006), (ii) up to US$17 million, to further increase our equity interest in Tianwei Yingli, (iii) US$4.5 million to be held in a restricted account to be used to service the first three payments falling due under these bonds and (iv) the remaining proceeds for general corporate purpose and working capital. Upon the completion of our initial public offering in June 2007, we redeemed the mandatory redeemable bonds and issued 5,340,088 of our ordinary shares to Yingli Power upon conversion of the mandatory convertible bonds.

Convertible Senior Notes

In December 2007, we completed our convertible senior notes offering and secondary offering, in which we offered and sold an aggregate principal amount of US$172.5 million zero coupon convertible senior notes due 2012 and raised an aggregate of US$168.2 million in proceeds, before expenses, and several of our shareholders sold an aggregate of 6,440,000 ordinary shares in the form of ADSs.

Senior Secured Convertible Notes

In January 2009, we entered into a note purchase agreement with Trustbridge Partners II, L.P., or Trustbridge, under the terms of which we issued US$20.0 million principal amount of senior secured convertible notes due 2012 to Gold Sight International Limited, an affiliate of Trustbridge. In June 2009, we issued 2,000,000 ordinary shares to Trustbridge as a result of the conversion of approximately US$8.7 million of the senior secured convertible notes.

Other Securities Issuances

On December 29, 2006, we issued to China Sunshine Investment Co., Ltd., an investment holding company established in the British Virgin Islands, a warrant to purchase 2,068,252 of our ordinary shares at an exercise price of US$4.835 per share in connection with the repayment and termination of a convertible loan made to Tianwei Yingli on May 17, 2006. China Sunshine Investment Co. Ltd. exercised this warrant in full on February 6, 2007.

In April 2009, we issued 4,125,000 warrants to a fund managed by Asia Debt Management Hong Kong Limited, or ADM Capital, under the terms of a warrant agreement. Each warrant provides for the right to acquire one ordinary share at an initial strike price of US$5.64. We may at our discretion settle the warrants in cash, ordinary shares or a mix of cash and ordinary shares, subject to certain adjustments.

Share Options and Restricted Shares

As of the date of this prospectus, we had granted the following options:

•	Prior to our initial public offering, we granted options to purchase an aggregate of 610,929 ordinary shares to four executive officers at an exercise price of US$2.10 per share. We agreed to grant options to these executive officers at an exercise price of US$2.10 per share, which was determined with reference to the purchase price per share for the Series A financing transaction, at the time when we began negotiating their respective employment terms in September 2006. However, these options were not granted until December 28, 2006 when we finally adopted the 2006 stock incentive plan. Of these, options covering 407,286 ordinary shares have a vesting schedule of four equal and separate annual increments and options covering 203,643 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In June 2007, upon the completion of our initial public offering, we granted options to purchase an aggregate of 115,000 ordinary shares to three independent directors and one key employee at an exercise price of US$11.00 per share. Of these, options covering 95,000 ordinary shares have a vesting schedule of three equal and separate annual increments and options covering 20,000 ordinary shares have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In July 2007, we granted options to purchase an aggregate of 15,000 ordinary shares to one new employee at an exercise price of US$11.00 per share. These options have a vesting schedule of five equal and separate annual increments with the first increment vesting one year after the date of grant.

•	In July 2007, we also granted options to purchase an aggregate of 20,000 ordinary shares to one new employee at an exercise price of US$12.89 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In September 2007, we granted options to purchase an aggregate of 125,700 ordinary shares to one executive at an exercise price of US$18.48 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In December 2007, we granted options to purchase an aggregate of 540,000 ordinary shares to one executive officer and one new employee at an exercise price of US$28.30 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In January 2008, we granted options to purchase 104,000 ordinary shares to a new employee at an exercise price of US$38.39 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In January 2008, we also granted an aggregate of 330,599 ordinary shares to 38 employees at an exercise price of US$21.74 per share. Of these, options covering 32,119 ordinary shares have a vesting schedule of three equal and separate annual increments, options covering 50,000 ordinary shares have a vesting schedule of four equal and separate annual increments and options covering 248,480 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In February 2008, we granted options to purchase an aggregate of 73,500 ordinary shares to 35 employees at an exercise price of US$16.90 per share. These options have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In April 2008, we granted options to purchase an aggregate of 5,000 ordinary shares to one new employee and one other employee at an exercise price of US$17.23 per share. Of these, options covering 3,000 ordinary shares have a vesting schedule of four equal and separate annual increments and options covering 2,000 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In May 2008, we granted options to purchase an aggregate of 70,000 ordinary shares to 15 employees at an exercise price of US$22.58 per share. Of these, options covering 20,000 ordinary shares have a vesting schedule of four equal and separate annual increments and options covering 50,000 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In May 2008, we also granted options to purchase an aggregate of 10,000 ordinary shares to one employee at an exercise price of US$23.43 per share. These options have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In July 2008, we granted options to purchase an aggregate of 127,000 ordinary shares to three employees and two independent directors at an exercise price of US$15.50 per share. Of these, options covering 120,000 ordinary shares have a vesting schedule of three equal and separate annual increments and options covering 2,000 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant in each case. The remaining options covering 5,000 ordinary shares have a vesting schedule in which options covering 32% of the ordinary shares vested on December 31, 2008 and those covering the other 68% will vest on December 31, 2009.

•	In August 2008, we granted options to purchase an aggregate of 7,500 ordinary shares to one new employee at an exercise price of US$16.73 per share. These options have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In October 2008, we granted options to purchase an aggregate of 1,744,985 ordinary shares to nine executives and 149 employees at an exercise price of US$3.59 per share. Of these, options covering 1,714,985 ordinary shares have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant. The remaining options covering 30,000 ordinary shares have a vesting schedule in which options covering 20,000 of the ordinary shares vested immediately on the date of grant and the remaining options will vest one year after the date of grant.

•	In December 2008, we granted options to purchase an aggregate of 12,000 ordinary shares to one director at an exercise price of US$4.35 per share. These options have a vesting schedule where one-third vested immediately on the date of grant and the remaining options will vest in equal and separate increments on August 4, 2009 and August 4, 2010, respectively.

•	In December 2008, we also granted options to purchase an aggregate of 495,000 ordinary shares to six directors, seven executives and one employee at an exercise price of US$5.14 per share. Of these, options covering 475,000 ordinary shares have a vesting schedule of two equal and separate annual increments and options covering 20,000 ordinary shares have a vesting schedule of four equal and separate annual increments, with the first increment vesting one year after the date of grant in each case.

•	In February 2009, we granted options to purchase an aggregate of 280,000 ordinary shares to five executives at an exercise price of US$3.81 per share. Of these, options covering 200,000 ordinary shares have a vesting schedule in which one-half vested immediately on the date of grant and the remaining options will vest one year after the date of grant. The remaining options covering 80,000 ordinary shares have a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In May 2009, we granted options to purchase an aggregate of 143,000 ordinary shares to five employees at an exercise price of US$9.35 per share. These options have a vesting schedule of four equal and separate annual increments with the first increment vesting one year after the date of grant.

As of the date of this prospectus, we had granted the following restricted shares:

•	In January 2007, we granted 2,576,060 restricted shares for the benefit of certain of our directors, officers and other employees with a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In April 2007, we granted 15,000 restricted shares for the benefit of one non-employee with a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In May 2007, we granted 30,000 restricted shares for the benefit of one officer with a vesting schedule of five equal and separate annual increments, with the first increment vesting one year after the date of grant.

•	In February 2009, we granted 24,000 restricted shares for the benefit of certain of our directors and officers. One-half of these restricted shares vested immediately on the date of grant the remaining one-half will vest one year after the date of grant.

As of the date of this prospectus, an aggregate of 1,566,636 restricted shares were issued to the trustee.

Registration Rights

Series A and Series B Preferred Shares

Under the terms of an amended shareholders agreement with our Series A and Series B preferred shareholders, at any time six months after the closing of our initial public offering, any shareholder(s) holding of record at least 33% of registrable securities then outstanding may, on three occasions only, request us to effect the registration, on a form other than Form F-3, of all or part of the registrable securities then outstanding. Registrable securities are ordinary shares issued or issuable to the holders of our preferred shares or their respective transferees or the holders or transferees of the warrants issued by us.

In addition, upon our company becoming eligible for using Form F-3, any holder of registrable securities may request us to effect a registration statement on Form F-3 for a public offering of registrable securities so long as the reasonably anticipated aggregate price to the public (net of selling expenses) would be at least US$5.0 million and we are entitled to use Form F-3 (or a comparable form) for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than one such registration in any 12-month period. Under certain circumstances, such demand registration may also include ordinary shares other than registrable securities.

Holders of registrable securities also have “piggyback” registration rights, which may request us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares. If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 35% of the aggregate securities included in such offering. However, the terms of the amended shareholders agreement do not provide for any specific damage, payment or transfer any other consideration to the Series A and B preferred shareholders in the event of non-performance to effect a registration statement.

We are generally required to bear all of the registration expenses incurred in connection with three demand registrations, unlimited Form F-3 and piggyback registrations, except underwriting discounts and commissions.

Holders of our warrants are also entitled to the same registration rights as described above with respect to the ordinary shares into which their warrants are exercisable.

Other Registration Rights

We have agreed to grant a holder of our senior secured convertible notes customary registration rights, if that holder beneficially owns 9.5% or more of our share capital, subject to certain exceptions. In addition, under the terms of the warrant agreement governing the warrants issued to ADM Capital, we have agreed to effect the registration of shares issued upon the exercise of the warrants, subject to certain exceptions.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, issues the ADSs which you will be entitled to receive in this offering. Each ADS represents an ownership interest in one ordinary share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among us, the depositary and you as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflects your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004. J.P. Morgan Securities Ltd., one of our shareholders, is an affiliate of the depositary.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement dated as of July 13, 2007 and amended and supplemented as of February 3, 2009, among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Pursuant to the supplemental agreement to the deposit agreement dated as of February 3, 2009, the ordinary shares underlying the ADRs are entitled to certain rights set forth in a rights agreement between us and RBC Dexia Corporate Services Hong King Limited, as rights agent, or the Rights Agent, dated as of October 17, 2007, which is amended by Amendment No. 1 to the Rights Agreement dated as of June 2, 2008 between us and the Rights Agent. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s public reference room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you Receive Dividends and Other Distributions on the Shares Underlying your ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the Depositary Issue ADSs?

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR Holders Cancel an ADS and Obtain Deposited Securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The Depositary may Fix Record Dates for the Determination of the ADR Holders who will be Entitled (or Obligated, as the Case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters, or

•	all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will you be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What Fees and Expenses will you be Responsible for Paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is US$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of US$0.04 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year (with the aggregate of such fees not to exceed the amount set forth above) and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees owing by such holder for those services and any other unpaid fees are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall.

Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(i) amend the form of ADR;

(ii) distribute additional or amended ADRs;

(iii) distribute cash, securities or other property it has received in connection with such actions;

(iv) sell any securities or property received and distribute the proceeds as cash; or

(v) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How May the Deposit Agreement be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How May the Deposit Agreement be Terminated?

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADR Holders and Holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, us and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, the Cayman Islands or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in -fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

UNDERWRITING

We or the selling securityholders may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or the selling securityholders or on our or the selling securityholders’ behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us or the selling securityholders. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we or the selling securityholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or the selling securityholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We or the selling securityholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or the selling securityholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of securities offered by us will be a new issue and will have no established trading market and each series of securities offered by the selling securityholders will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the selling securityholders and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or the selling securityholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or the selling securityholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravenue the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud, (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Fangda Partners has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments, which do not otherwise violate basic legal principles, state sovereignty, safety or social public interest of the PRC, in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between the PRC and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would recognize and enforce judgments rendered by U.S. courts.

VALIDITY OF SECURITIES

The validity of the securities offered hereby (other than the ordinary shares) will be passed upon for us by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares in this offering will be passed upon for us by Conyers Dill & Pearman.

EXPERTS

The consolidated balance sheets of Yingli Green Energy Holding Company Limited as of December 31, 2007 and 2008 and the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the period from August 7, 2006 (date of inception) through December 31, 2006 and for the years ended December 31, 2007 and 2008, and the consolidated statements of income, owners’ equity, and cash flows of Baoding Tianwei Yingli New Energy Resources Co., Ltd. for the period from January 1, 2006 through September 4, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers, directors and auditors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers or auditors. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

ITEM 9.	EXHIBITS

The Exhibits listed below are filed as a part of, or incorporated by reference into, this Registration Statement.

Exhibit
Number		Description of Exhibit

1	.1*	Form of Underwriting Agreement
4.1		Form of Registrant’s American Depositary Receipt (incorporated by reference to Exhibit 4.1 from our F-1 registration statement (File No. 333-142851), as amended, initially filed with the Commission on May 11, 2007)
4.2		Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 from our F-1 registration statement (File No. 333-142851), as amended, initially filed with the Commission on May 11, 2007)
4.3		Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 from our F-1 registration statement (File No. 333-142851), as amended, initially filed with the Commission on May 11, 2007)
4	.4+	Form of Indenture
4	.5*	Form of Note
4	.6*	Form of Warrant
4	.7*	Form of Warrant Agreement
5	.1+	Opinion of Conyers Dill & Pearman regarding the validity of ordinary shares
5	.2+	Opinion of Simpson Thacher & Bartlett LLP
23.1		Consent of KPMG
23	.2+	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23	.3+	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.2)
24	.1+	Powers of Attorney (included on signature page of Part II of this Registration Statement)
25	.1+	Statement of eligibility of trustee on Form T-1

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and incorporated herein by reference.

+	Previously filed.

ITEM 10.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baoding, People’s Republic of China, on June 15, 2009.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

By:	/s/ Liansheng Miao
Name:     Liansheng Miao

Title:	Chairman of the Board of Directors and
Chief Executive Officer

Signature		Title(s)

/s/ Liansheng Miao Liansheng Miao		Chairman of the Board/Chief Executive Officer (principal executive officer)

* Zongwei Li		Director/Chief Financial Officer (principal financial and accounting officer)

* Xiangdong Wang		Director

* Iain Ferguson Bruce		Director

* Chi Ping Martin Lau		Director

* Ming Huang		Director

* Junmin Liu		Director

* By:	/s/ Liansheng Miao Liansheng Miao Attorney-in-Fact

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Yingli Green Energy Holding Company Limited, has signed this registration statement or amendment thereto in New York, New York, on June 15, 2009.

Law Debenture Corporate Services Inc.

By:	/s/ Jasmine Marrero
Name:     Jasmine Marrero

Title:	Manager